Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 300,000,000.00	0.0001381	$ 41,430.00
Fees Previously Paid
	Total Transaction Valuation:	$ 300,000,000.00
	Total Fees Due for Filing:			$ 41,430.00
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 41,430.00
Offering Note
[1]	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to $300 million in value of White Mountains Insurance Group, Ltd.'s issued and outstanding common shares, par value $1.00 per share. The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for fiscal year 2026, equals $138.10 per million dollars of the value of the transaction.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A